UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported):
January 16, 2006
Maxtor Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-16447	77-0123732
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
500 McCarthy Blvd., Milpitas, California 95035
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 894-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On January 16, 2006, the Retention Bonus Plan (“RBP”) of Maxtor Corporation (the “Company”) took effect. The RBP was initially approved in concept by the Compensation Committee of the Company’s Board of Directors on December 20, 2005 in connection with the Board of Directors’ approval of a merger with Seagate Technology (“Seagate”), with specific terms of the RBP to be presented by management for final Compensation Committee approval. On January 13, 2006, the Compensation Committee approved the RBP in accordance with the specific terms as presented by management, subject to Seagate’s consent as required by the Agreement and Plan of Merger among the Company, Seagate and MD Merger Corporation dated as of December 20, 2005. The Company received Seagate’s consent for the RBP on January 16, 2006. The RPB provides for an aggregate of up to $100 million in bonus payments to participants identified by management to be key employees and who satisfy eligibility and vesting criteria.
     Subject to continued employment through the applicable payment date, twenty percent (20%) of each participant’s target bonus will be paid on the earlier of the first business day after July 1, 2006 or the consummation of the Company’s merger with Seagate (the “Closing”). The remaining eighty percent (80%) of the target bonus will be paid to each participant that remains employed at the Company six months after the Closing. However, after the Closing, any remaining unpaid portion of a participant’s target bonus will become immediately payable in one lump sum upon earlier of:
(i)	involuntary termination of employment without cause,

(ii)	reduction in base salary rate of 10% or more, or

(iii)	reassignment to a workplace that increases the participant’s regular commute distance between the participant’s residence and workplace by more than 50 miles one-way.
     On January 19, 2006, the Compensation Committee approved the 2006 Executive Incentive Plan (the “2006 EIP”) as part of the aggregate $100 million RBP. The 2006 EIP provides for payment of up to $3.15 million in cash bonuses to specified senior executives based upon the achievement of key corporate financial performance goals. The Company’s Chief Executive Officer is not eligible to participate in the 2006 EIP and executive officers who participate in the 2006 EIP are otherwise not participants in the RBP.
     The payment and acceleration terms described above for the RBP shall not apply to the 2006 EIP. Payments will be made under the 2006 EIP to those participants who remain employed through the consummation of the Company’s merger with Seagate, provided that the Company achieves one or more corporate financial goals established by the Compensation Committee, as measured through the fiscal quarter most recently completed prior to the consummation of the merger, or through the closing of the merger as applicable.
     A participant in the 2006 EIP will be eligible for a payment 30 days after the Closing if the Company achieves one or more of the following four corporate financial performance goals:

Financial Performance Goal	Percentage (%) Payable of Total Target Bonus
Cumulative Net Income/(Loss)	50%
Direct Material Commitments	20%
Revenue	15%
Cash Balance	15%

Participants in the Company’s 2006 EIP includes the following executive officers at the indicated maximum target bonus levels: Michael J. Wingert ($300,000); Duston M. Williams ($250,000); Kurt Richarz ($250,000); and Fariba Danesh ($250,000). Each participant in the 2006 EIP will be entitled to the applicable portion of their target bonus only if the specified performance goal is met or exceeded by the Company. However, no additional payments will be made if the Company exceeds its performance goals, and no pro-rated payments will be made with respect to any performance goal not achieved.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 20, 2006

MAXTOR CORPORATION
By:	/s/ Duston M. Williams
Name:	Duston M. Williams
Title:	Executive Vice President, Finance and Chief Financial Officer